Exhibit 99.1



          KAMAN RECEIVES GO-AHEAD FROM THE AIR FORCE
        TO BEGIN PRODUCTION OF JOINT PROGRAMMABLE FUZES

BLOOMFIELD, Connecticut (May 07, 2004) -- Kaman Aerospace Corp. announced today that the Kaman Dayron unit in Orlando, Fla., has received authorization from the U.S. Air Force to begin production of the advanced FMU-152 A/B Joint Programmable Fuze
(JPF) following successful completion of qualification testing by both Kaman and the Air Force.

The contract has a value of $13.6 million covering low rate initial production and Lot 1 through 2005, with deliveries of the bomb fuzes starting in May 2004. The contract, which includes options for eight additional years of production, has a total potential value of $169.0 million to Kaman. The JPF also presents opportunities for other U.S. and European applications as well.

The Joint Programmable Fuze provides critical improvement to the Department of Defense's ability to respond to threats throughout the world. The JPF, in conjunction with the Joint Direct Attack Munitions (JDAM), allows aircrews to change fuze settings in-flight (prior to weapon release) to respond to a wide variety of targets. The JPF will work with almost every mainstream guided and unguided air-to-surface bomb in the Air Force and Navy inventory, and can work as a delay fuze for hardened buried targets, as a surface impact fuze for surface point targets, and as an altitude burst fuze when used with a proximity sensor to attack area targets. Being able to select these fuze operational modes in flight significantly increases the flexibility and effectiveness of the weapon. The JPF allows the users to purchase one fuze to perform many missions and it can replace many different types of fuzes that must be currently inventoried around the world.

Joseph Lubenstein, president, Kaman Aerospace, said, "This is a very significant milestone for our fuze business. Kaman acquired Dayron in 2002 primarily because of the contract it held to produce the JPF, and now that the qualification phase has been accomplished, we look forward to the JPF being an important contributor to our business and a significant asset to the U.S. Warfighter."

Kaman Aerospace Corp. is a subsidiary of Kaman Corp. (NASDAQ:
KAMNA) of Bloomfield, Conn. In addition to its fuzing business, Kaman Aerospace is a subcontractor for aircraft structures and components for commercial and military aircraft, including applications on most current Boeing commercial airliners and the

C-17 transport.  The company also offers the SH-2G Super
Seasprite naval helicopter, the K-MAXr medium-to heavy-lift helicopter and designs and manufactures rugged environment mass memory systems, precision non-contact measuring systems, and electro-optic systems.

Kaman Corporation, based in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music markets.

                             ###


Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
Kaman Corporation
(860) 243-6307
rhj-corp@kaman.com